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                     December 7, 2020

       Justin Schreiber
       Chief Executive Officer
       Conversion Labs, Inc.
       800 Third Avenue, Suite 2800
       New York, NY 10022

                                                        Re: Conversion Labs,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 13,
2020
                                                            File No. 000-55857

       Dear Mr. Schreiber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Lawrence Metelitsa